Exhibit 10.1

Envision Solar International, Inc.

Non-Employee Directors’ Compensation

Effective September 17, 2019

At its regularly scheduled meeting on September 17, 2019, the Board, upon the recommendation of its Compensation Committee, approved the following directors’ compensation for non-employee directors of the Company: (1) a quarterly cash retainer of $2,500 to be paid retroactively as of April 1, 2019; (2) an annual grant of 12,500 shares of restricted stock to be issued under the Plan annually on October 1 and which shall vest quarterly in four (4) equal installments; (3) a payment of $1,000 for attendance in person (or $500 for attendance telephonically) for regularly scheduled board meetings; and (4) to the independent lead director, who is currently Robert C. Schweitzer, an additional annual grant of 5,000 shares of restricted stock to be issued under the Plan annually on October 1 and which shall vest quarterly in four (4) equal installments. All directors are reimbursed for reasonable expenses incurred in connection with attendance at board or committee meetings. In lieu of the above changes to the non-employee directors’ compensation, all unvested shares of restricted stock held by non-employee directors as of October 1, 2019 will be cancelled.